Exhibit 11

                          Collins & Aikman Corporation
                        Computation of Earnings Per Share
                       In thousands, except per share data
                                   (Unaudited)
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                                                                                               Quarter Ended
                                                                                            April 27,  April 29,
                                                                                              1996       1995


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Average shares outstanding during the period ...................................              69,074    70,521

Incremental  shares under stock options computed under the treasury stock method
using the average market price of issuer's stock during the period .............                 961     1,227

     Total shares for primary EPS ..............................................              70,035    71,748

Additional  shares under stock options  computed under the treasury stock method
using the ending price of issuer's stock........................................                  82       --

     Total shares for fully diluted EPS ........................................              70,117    71,748

Income (loss) applicable to common shareholders:
     Continuing operations (1) .................................................             $14,786   $24,767
     Discontinued operations ...................................................                 356     4,134

     Net income (loss) .........................................................             $15,142   $28,901

Income (loss) per primary and fully diluted common share:
     Continuing operations .....................................................             $   .21   $   .35
     Discontinued operations ...................................................                 .01       .05
     Net income (loss) .........................................................             $   .22   $   .40





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